Exhibit 99.1

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154

CONTACT:
Investors:  Aaron Hoffman, 708-551-2592
Media:  Claire Regan, 708-551-2602

INGREDION APPOINTS GALVANONI VICE PRESIDENT AND CORPORATE CONTROLLER

WESTCHESTER, Ill., August 15, 2012 — Ingredion Incorporated (NYSE:INGR) announced today the appointment of Matthew Galvanoni as vice president and corporate controller.  He replaces Robin Kornmeyer as corporate controller.  Kornmeyer will be retiring early next year after 10 years with the Company.  In the interim, he will serve as vice president, special projects, reporting to executive vice president and CFO, Cheryl K. Beebe.

Also reporting to Beebe, Galvanoni will be Ingredion’s principal accounting officer, responsible for coordinating, administering and controlling the accounting operations.  He will oversee the preparation and filing of SEC reports, and compliance with general accounting principles, practices, control requirements and other financial regulations.

Galvanoni, age 40, joined Ingredion in June 2012 from Exelon Corporation where he worked for 10 years.  Most recently, he was vice president and assistant corporate controller.  Previously, he worked at PricewaterhouseCoopers as senior manager assurance.

He graduated from the University of Illinois, Urbana-Champaign with a degree in accounting and earned an MBA degree with concentrations in finance and strategy from Northwestern University.  Galvanoni is a certified public accountant in the State of Illinois.

“Over the past 10 years, Robin has been an effective leader and has made numerous contributions to the Company.  We congratulate him on his tremendous career and wish him well in retirement,” said Beebe.  “We look forward to working with Matt.  His experience and depth of knowledge will be invaluable as we continue to deliver stakeholder value as a leading ingredients solution provider,” she added.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion, formerly Corn Products International, Inc. serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

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